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                                                                EXHIBIT 10.5



                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is entered into this 31st day of May 1999, by and between, USABancShares.com, Inc. (hereinafter referred to as "Company"), vBank, (hereinafter referred to as "Bank", or together referred as USA), and Brian M. Hartline (hereinafter referred to as "Executive") for the position and title of

               Chief Financial Officer of USABancShares.com, Inc.
                        Chief Operating Officer of vBank


                                   WITNESSETH:

         WHEREAS, USA wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the USA's employ on a full time basis for said period;

         WHEREAS, the Board of Directors of USA have determined that the best interests of USA would be served by providing the Executive with protection and special benefits provided for herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

         Section I. Employment

         A. Duties of Employment. USA agrees to employ Executive, and Executive agrees to remain in the employ of USA for the period stated in paragraph B hereof and upon the other terms and conditions herein provided. USA employs Executive and Executive agrees to serve as a member of senior management of USA for the term and on the conditions hereinafter set forth, with the title Chief Financial Officer of USA and Chief Operating Officer of the Bank, and with the responsibilities related therewith as shall be further set forth by the President & CEO of USA. Executive agrees to perform such services not inconsistent with his position as shall from time to time be assigned to him.

         B. Term of Employment. The duties and obligations of the Executive and USA under this Agreement shall commence as of the date of this Agreement, and shall continue for a period of three (3) years (said three (3) year period being hereinafter referred to as the "Term of Employment"). This Agreement shall automatically renew annually for an additional three-year period unless written notice is given by either Executive or USA 60 days prior to expiration hereof.
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         Section II. Compensation

         A. Salary. Bank agrees to pay the Executive during the Term of Employment an annual base salary equal to Two Hundred Thousand Dollars ($200,000.00) (hereinafter referred to as "Salary"). Such Salary shall be payable on a biweekly basis as concomitant with all employees of the Bank.

         B Incentive Compensation. Bank shall pay Executive incentive compensation as follows:

         i.) Executive will receive a cash bonus of $100,000 for every $100,000,000 Increase in Market Capitalization of the Company. "Increase in Market Capitalization" shall mean the increase in the Average Closing Price of the Company Class A Common Stock from December 31, 1998 through December 31, 1999. ("Average Closing Price" means the average daily last sales price of the Company Class A Common Stock as reported on the NASDAQ-National Market System (as reported in The Wall Street Journal) for twenty (20) consecutive trading days in which such shares are traded on the NASDAQ-National Market System)(1).

         ii.) Executive will receive $100,000 cash bonus upon the opening of the 50,000th Deposit Account and an additional $100,000 cash bonus upon the opening of Deposit Accounts in increments of 50,000 thereafter. "Deposit Account" (excludes brokered accounts) shall mean every such account opened, including but not limited to, transaction accounts, savings accounts, money market accounts and certificates of deposit (or, time deposits).

         iii.) Executive shall receive $100,000 cash bonus when the total asset size of the bank reaches $500,000,000.

         iv.) Company's earnings per share per annum as follows:
              a.) exceed $ .50 per share: $ 50,000
              b.) exceed $ .75 per share: $ 75,000
              c.) exceed $1.00 per share: $100,000

------------
1) E.g., 12/31/98 - $9.00 closing price
                    18,000,000. market cap
   Executive shall receive $100,000 when market cap reaches:   $118,000,000.
                                                               $218,000,000.
                                                               $318,000,000.
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         C. Bonus. Bank will further consider payment to the Executive of an annual bonus (hereinafter referred to as "Bonus"). Such Bonus shall be entirely discretionary and may or may not be granted if so determined by the President & CEO of the Company.

         Section III. Duty of Loyalty and Attention

         A. Executive shall devote his full-time and best effort to the performance of his employment under this Agreement and shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees of comparable positions in comparable organizations and as may be established from time to time by USA's Board of Directors or the President & CEO of USA.

         B. During the Executive's Term of Employment, the Executive shall not, at any time or place, either directly or indirectly engage in any business or activity in competition with the business affairs or interests of USA.

         Section IV. Executive Benefits

         A. Executive will be entitled to receive benefits under any present or future group hospitalization, retirement, health, dental care, vacation or sick leave plan, life or other insurance, as made available to other members of Bank.

         B. Executive shall be reimbursed for reasonable business-related expenses on a monthly basis and have available to him a parking space.

         Section V. Termination and Termination Pay

         A. Event of Termination. Upon the occurrence of an Event of Termination (as hereinafter defined) during the period of Executive's employment under this Agreement, the provisions of this paragraph A shall apply. As used in this Agreement, an "Event of Termination" shall mean the termination by USA of Executive's employment hereunder for any reason other than because of retirement. A termination for "cause" shall include termination because of the Executive's personal dishonesty, misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In the event of termination for cause the Executive shall have no right to receive further compensation, Salary, or Bonus of any kind, or other benefits for any period after such termination.

         B. Event of Termination Without Cause. Upon the occurrence of an Event of Termination other than for "Cause" as hereinabove defined, USA shall pay the Executive on a biweekly basis, while living, during the lessor period of obtaining
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employment or the Employment Agreement, the Executive's current salary, medical benefits and the use of a company automobile. USA shall also pay any earned bonuses, as well as any expense reimbursements due to the Executive. Payments shall commence on the pay cycle immediately following said occurrence, which said occurrence shall be viewed as a determination by USA not to extend the agreement beyond the Term of Employment as set forth in section I, paragraph B. Executive must be provided written notice at least 60 days prior to termination as set forth herein.

         C. In the event of a Change in Control, as described in the USABancShares.com Inc, Stock Option Plan, the Executive shall be entitled to his current salary, medical benefits and the use of a company automobile for the period of time equal to twenty-four (24) months, if he is not offered continued employment with the same job title, responsibilities, locality and compensation, noted herein.

         D. Event of Executive Terminating Employment. If the Executive terminates employment or does not renew the Employment Agreement the Executive is entitled to all earned compensation (salary and bonuses), and all expense reimbursements due to the Executive through his last day of employment with USA.

         E. Power of President & CEO to Terminate Executive. The President & CEO of USABancShares.com, Inc. may terminate the Executive at any time; in the event of such termination the provisions of Section VI, Paragraphs A and B shall apply.

         F. Suspension of Employment. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of USA's affairs by a notice served under applicable regulatory guidelines, USA's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, USA shall:
(i) pay the Executive all of the compensation withheld while its contract obligations were suspended; and (ii) reinstate its obligations which were suspended.

         Section VI. Proprietary Information

         A. Fiduciary Obligations. In the course of service to USA, the Executive may have access to confidential information (hereinafter referred to a "Proprietary Information"). Proprietary Information shall include all information which gives USA a competitive advantage, including without limitation, know-how, strategic or technical data, processes, business or financial documents or information, sales and marketing data, marketing research data, all customer and prospective customer lists, customer account records, personnel records, placement information, all financial information of the Association and its customers, and sources of supply and trade secrets, all of which are confidential and proprietary, owned or used by any of the above companies. Proprietary Information shall also include any and all items constituting a "trade secret" whether or not enumerated in the preceding sentence, and coming within the scope of USA business as to which the Executive may have access. Proprietary Information shall not include any records, data, or information which are in the public domain during the term of this Agreement, provided the same are not in the public domain as a
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consequence of disclosure directly or indirectly by the Executive in violation of this Agreement. The Executive acknowledges and agrees that Proprietary Information is of critical importance to USA, and a violation of this Agreement would seriously and irreparably impair and damage USA's business. The Executive shall keep all Proprietary Information in a fiduciary capacity for the sole and exclusive benefit of USA.

         B. Non-disclosure. The Executive shall not, during the term of this Agreement, or for a period of two (2) years thereafter, use for his own benefit, or disclose, directly or indirectly, any Proprietary Information to any person other than USA or authorized employees thereof at the time of such disclosure, or such other persons to whom the Executive has been specifically instructed to make disclosure by the Board, and in all such cases only to the extent required in the course of the Executive's service to USA. At the termination of the Executive's employment, the Executive shall deliver to USA all notes, letters, documents, and records which may contain Proprietary Information which are then in his possession or control and shall not retain or use any copies or summaries thereof.

         C. Survival of Covenants. The covenants of the Executive in this Section shall survive the termination or expiration of this Agreement hereunder and shall expire two (2) years from the date of termination or expiration of this Agreement.

         Section VII. Successors and Assigns

         A. Successor in Interest. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of USABancShares.com, Inc and Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of USABancShares.com, Inc or Bank.

         B. Prohibition of Assignment. Since Bank is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties as Chief Financial Officer and Chief Operating Officer hereunder without first obtaining written consent of USA.

         Section VIII. Amendments/Applicable Law

         A. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

         B. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance, or otherwise, by the laws of the Commonwealth of Pennsylvania, except to the extent that federal law shall be deemed to apply.

         Section IX. Severability

         A. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision,
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and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained therein. This Agreement shall replace in full any existing agreement that Executive has with USA.

         Section X. Arbitration

         A. In the event of any dispute or claim arising out of or relating to this Agreement, or to any interpretation of any terms hereof, or of any action to be taken or not be taken by any of the parties hereto in compliance herewith, or as to the breach hereof such matters shall be settled exclusively by submission to arbitration in accordance with the rules of the American Arbitration Association of the City of Philadelphia.

         In Witness Whereof, the parties have executed this Agreement on the day and year first hereinabove written.









USABancShares.com, Inc.



Kenneth L. Tepper
President and Chief Executive Officer





         /s/ Kenneth L. Tepper
         --------------------------------
Witness: /s/ Maureen Steady
        ---------------------------------






   Brian M. Hartline - Executive


           /s/ Brian M. Hartline
           ----------------------------------


Witness:   /s/ Donna Palistini
           ----------------------------------